Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2020

NEW YORK, NY, February 11, 2021 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its first quarter ended December 31, 2020.

ALJ is a holding company, whose wholly owned subsidiaries are Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Investment Highlights – Three Months Ended December 31, 2020

Consolidated Results for ALJ

•

ALJ recognized net revenue of $119.8 million for the three months ended December 31, 2020, an increase of $29.4 million, or 32.5%, compared to $90.5 million for the three months ended December 31, 2019.  The increase was driven by new state unemployment contracts and contract implementation and production at Faneuil and increased component sales primarily related to trade at Phoenix, offset somewhat by lower volumes at Carpets. ALJ recognized net revenue of $107.3 million for the three months ended September 30, 2020.

•

ALJ recognized a net loss of $2.1 million and loss per share of $0.05 (diluted) for the three months ended December 31, 2020, compared to a net loss of $4.3 million and loss per share of $0.10 (diluted) for the three months ended December 31, 2019. Most of the improvement was due to the increased margin from new state unemployment contracts and implementation activities at Faneuil and improved volumes in trade components at Phoenix, offset somewhat by lower volumes at Carpets. ALJ recognized net income of $1.1 million and earnings per share of $0.02 (diluted) for the three months ended September 30, 2020.

•

ALJ recognized adjusted EBITDA of $6.3 million for the three months ended December 31, 2020, an increase of $3.0 million, or 88.0%, compared to $3.4 million for the three months ended December 31, 2019. The increase was a result of new state unemployment contracts, implementation activities, and the start of production for new contracts at Faneuil, increased component sales primarily related to trade at Phoenix, offset somewhat by lower volumes at Carpets.  ALJ recognized adjusted EBITDA of $8.8 million for the three months ended September 30, 2020.

•	ALJ estimates net revenue for the three months ending March 31, 2021 to be in the range of $104.0 million to $111.0 million, compared to $96.0 million for the three months ended March 31, 2020.

Jess Ravich, Chief Executive Officer of ALJ, said, “Results for the quarter were higher than prior year as volume at Phoenix for trade components continues to recover and Faneuil continues to benefit from state unemployment contracts.  Our quarterly results were impacted by a loss of $5.2 million related to a new contract at Faneuil that was originally planned to be implemented in two physical call centers.  However, due to COVID-19, we needed to transition to a 100% work-from-home workforce.  Excluding this COVID-19 related loss, the quarter would have been more than $11.0 million of Adjusted EBITDA for the consolidated company.  We anticipate losses related to this contract to be lower in the second fiscal quarter of 2021 as we are working toward profitability. Additionally, we previously announced the sale of the Carpets business segment as it was a non-core holding and underperformed over the past several years.  We expect this transaction to close during our second fiscal quarter.”

	Three Months Ended December 31,
Amounts in thousands, except per share amounts	2020	2019	$ Change
	(unaudited)	(unaudited)
Net revenue	$119,830	$90,465	$29,365
Costs and expenses:
Cost of revenue	100,421	75,726	24,695
Selling, general, and administrative expense	18,688	16,610	2,078
(Gain) loss on disposal of assets, net	(67)	2	(69)
Total operating expenses	119,042	92,338	26,704
Operating income (loss)	788	(1,873)	2,661
Other (expense) income:
Interest expense, net	(2,582)	(2,564)	(18)
Interest from legal settlement	—	200	(200)
Total other expense, net	(2,582)	(2,364)	(218)
Loss before income taxes	(1,794)	(4,237)	2,443
Provision for income taxes	(293)	(40)	(253)
Net loss	$(2,087)	$(4,277)	$2,190
Loss per share of common stock–basic and diluted	$(0.05)	$(0.10)
Weighted average shares of common stock outstanding– basic and diluted	42,318	42,173

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Our first quarter revenue and adjusted EBITDA were up over the same prior year period due in part to several new contracts in transportation and healthcare.  Highlights of the quarter included a successful open enrollment period with operations continuing in a mostly at-home environment and the implementation of two large transportation contracts.  During the period, one transactional project experienced significant losses due to unexpected increases in staff.  A current mitigation strategy is on target for resolution of this issue.”

Faneuil recognized net revenue of $86.0 million for the three months ended December 31, 2020 compared to $58.6 million for the three months ended December 31, 2019.  Net revenue increased $27.4 million, or 46.8%, due to a $28.4 million increase in new customer contracts and a $5.7 million net increase in existing customers mostly due to open enrollment volumes for healthcare contracts, partially offset by a $6.7 million reduction driven by the completion of customer contracts.  Faneuil recognized net revenue of $68.1 million for the three months ended September 30, 2020.

Faneuil segment adjusted EBITDA was $3.6 million for the three months ended December 31, 2020 compared to $1.7 million for the three months ended December 31, 2019.  Segment adjusted EBITDA increased $2.0 million driven by new state unemployment contracts, and the completion of certain deliverables related to the implementation of new contracts, offset by one contract with significant losses due to unexpected increases in staff. Faneuil segment adjusted EBITDA was $3.9 million for the three months ended September 30, 2020.

Faneuil estimates its net revenue for the three months ending March 31, 2021 to be in the range of $71.0 million to $75.0 million, compared to $58.8 million for the three months ended March 31, 2020.

Faneuil’s contract backlog expected to be realized within the next twelve months as of December 31, 2020 was $241.2 million, compared to $223.1 million as of December 31, 2019 and $245.6 million as of September 30, 2020.  Faneuil’s total contract backlog as of December 31, 2020 was $673.7 million as compared to $614.3 million as of December 31, 2019 and $613.9 million as of September 30, 2020.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “Our results continue to be impacted by unfavorable customer mix and lower than expected upgrades from customers.  We continue our commitment to providing the highest level of customer service.”

Carpets recognized net revenue of $8.7 million for the three months ended December 31, 2020 compared to $9.8 million for the three months ended December 31, 2019.  Net revenue decreased $1.1 million, or 11.1%, which was primarily attributable to lower volumes from floorings and granite.  Carpets recognized net revenue of $9.5 million for the three months ended September 30, 2020.

Carpets recognized segment adjusted EBITDA loss of $0.1 million for both the three months ended December 31, 2020 and 2019. Carpets recognized segment adjusted EBITDA loss of less than $0.1 million for the three months ended September 30, 2020.

Carpets estimates its net revenue for the three months ending March 31, 2021 to be in the range of $7.0 million to $8.0 million, compared to $10.5 million for the three months ended March 31, 2020.

Carpets total backlog, which is expected to be fully realized within the next 12 months, as of December 31, 2020 was $8.3 million compared to $9.4 million as of December 31, 2019 and $7.5 million as of September 30, 2020.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “The $3.0 million increase in our fiscal first quarter revenues, versus prior year, was due to higher component and book sales, offset, in part by lower planned beauty packaging sales.  The increase of $1.2 million of segment adjusted EBITDA for the quarter, versus prior year, was due to the higher revenues.  Included in adjusted EBITDA for the quarter is an increase, versus prior year, of primarily noncash executive variable compensation expense.  Excluding this increased expense, adjusted EBITDA for the quarter increased by $2.0 million, or 69.0%. The increase in component revenues was driven by significantly higher sales from trade customers, and higher sales from the strategic supply agreement signed with a major customer in the second quarter of 2020. That increase was offset, in part, by lower sales from education book customers.  We expect education book component sales to be relatively consistent with prior year sales beginning in the second quarter."

Phoenix recognized net revenue of $25.2 million for the three months ended December 31, 2020 compared to $22.1 million for the three months ended December 31, 2019. Net revenue increased $3.0 million, or 13.8%, due to higher component sales primarily related to trade. Phoenix recognized net revenue of $29.7 million for the three months ended September 30, 2020.

Phoenix recognized segment adjusted EBITDA of $4.0 million for the three months ended December 31, 2020 compared to $2.8 million for the three months ended December 31, 2019. Segment adjusted EBITDA increased by $1.2 million, or 42.5%, as a result of increased component sales primarily related to trade. Phoenix recognized segment adjusted EBITDA of $5.9 million for the three months ended September 30, 2020.

Phoenix estimates its net revenue for the three months ending March 31, 2021 to be in the range of $26.0 million to $28.0 million, compared to $26.7 million for the three months ended March 31, 2020.

Phoenix’s contract backlog expected to be realized within the next twelve months as of December 31, 2020 was $69.8 million, compared to $67.7 million as of December 31, 2019 and $65.0 million as of September 30, 2020.  Phoenix’s total contract backlog as of December 31, 2020 was $315.4 million as compared to $160.8 million as of December 31, 2019 and $324.7 million as of September 30, 2020.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, (loss) gain on disposal of assets, net, provision for income taxes, and other non-recurring items.    Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net loss, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended December 31,
Amounts in thousands	2020	2019	$ Change
	(unaudited)	(unaudited)
Net loss	$(2,087)	$(4,277)	$2,190
Depreciation and amortization	5,157	5,242	(85)
Interest expense	2,582	2,564	18
Bank fees accreted to term loans	300	—	300
Provision for income taxes	293	40	253
Loan amendment expenses	88	769	(681)
Stock-based compensation	48	112	(64)
Restructuring and cost reduction initiatives	4	315	(311)
Acquisition-related expense	—	49	(49)
Recovery of litigation loss	—	(1,256)	1,256
Interest from legal settlement	—	(200)	200
(Gain) loss on disposal of assets, net	(67)	2	(69)
Consolidated Adjusted EBITDA	$6,318	$3,360	$2,958

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended December 31,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$85,969	$58,567	$27,402	46.8%
Carpets	8,693	9,774	(1,081)	(11.1%)
Phoenix Color	25,168	22,124	3,044	13.8%
Total Segment Net Revenue	$119,830	$90,465	$29,365	32.5%

	Three Months Ended December 31,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$3,637	$1,653	$1,984	120.0%
Carpets	(125)	(78)	(47)	(60.3%)
Phoenix Color	4,047	2,840	1,207	42.5%
Corporate	(1,241)	(1,055)	(186)	(17.6%)
Total Segment Adjusted EBITDA	$6,318	$3,360	$2,958	88.0%

As of December 31, 2020 and September 30, 2020, consolidated total debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	December 31,	September 30,
Amounts in thousands	2020	2020
	(unaudited)
Term loan payable	$79,242	$80,733
Line of credit	13,880	14,417
Equipment financing agreements	3,595	3,610
Finance leases	4,562	5,337
Total debt	101,279	104,097

Cash	2,580	6,050
Net debt	$98,699	$98,047

As of December 31, 2021, ALJ was in compliance with all debt covenants.

	Financial Covenants Compliance
	December 31, 2020
	(actual*)	(required)
Leverage Ratio	3.35	< 5.75
Fixed Charges Ratio	1.09	> 0.70

* As defined by ALJ’s debt agreement.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s first quarter ended December 31, 2020 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results  and other statements including the words “will,” “anticipate,” and “expect” and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.